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                                                                  EXHIBIT 10.105

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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                  PAXSON COMMUNICATIONS OF GREENSBORO-16, INC.

                                      AND

                        TELEVISION COMMUNICATIONS, INC.

                                      FOR

                               TELEVISION STATION
                      WAAP(TV), BURLINGTON, NORTH CAROLINA

                                 APRIL 19, 1996


===============================================================================

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                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2.  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.1      Agreement to Sell and Buy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.2      Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.3      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.4      Payment of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.5      Assumption of Liabilities and Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.6      Sales Procedure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.1      Organization, Standing, and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.2      Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.3      Absence of Conflicting Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.4      Governmental Licenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.5      Title to and Condition of Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.6      Title to and Condition of Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.7      Assumed Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.8      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.9      Intangibles   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.10     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.11     Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.12     Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.13     Personnel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.14     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.15     Claims and Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.16     Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.17     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.18     Conduct of Business in Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.19     Byrds' Assets; Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.20     Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.1      Organization, Standing, and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.2      Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.3      Absence of Conflicting Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.4      Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17





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
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
SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.1      Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.2      Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.3      Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.4      Disposition of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.5      Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.6      Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.7      Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.8      No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.9      Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.10     Maintenance of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.11     Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.12     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.13     Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.14     Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.15     Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.16     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.17     Financing Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.18     Programming   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.19     Preservation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.20     Collection of Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.21     Personnel Recommendations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.1      FCC Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.2      Confirmation Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.3      Control of the Station  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.4      Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.5      Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.6      Environmental Audit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.7      Engineering Study   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.8      Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.9      Title Insurance and Surveys   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.10     Sales Tax Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.11     Access to Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.12     Appraisal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.13     Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.14     Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.15     Post-Closing Programming Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25





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
                                                                                                                     PAGE
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
SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
                AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.1      Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.2      Conditions to Obligations of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     7.3      Renewal of FCC License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 8.  CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     8.1      Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     8.2      Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     8.3      Deliveries by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.1      Termination by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.2      Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.3      Rights on Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     9.4      Escrow Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                INDEMNIFICATION; CERTAIN REMEDIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     10.1     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     10.2     Indemnification by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     10.3     Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     10.4     Indemnification Fund; Procedure for Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . .  33
     10.5     Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     10.6     Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     10.7     Administrative Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     11.1     Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     11.2     Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     11.3     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     11.4     Benefit and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     11.5     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     11.6     GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     11.7     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     11.8     Gender and Number   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     11.9     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     11.10    Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     11.11    Press Release   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     11.12    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                               LIST OF SCHEDULES

              Schedule 2.2        --       Excluded Assets
              Schedule 2.4        --       Indemnification Escrow Agreement
              Schedule 3.3        --       Consents
              Schedule 3.4        --       Licenses
              Schedule 3.5        --       Real Property
              Schedule 3.6        --       Tangible Personal Property
              Schedule 3.7        --       Contracts
              Schedule 3.9        --       Intangibles
              Schedule 3.10       --       Financial Matters
              Schedule 3.11       --       Insurance Matters
              Schedule 3.13       --       Employee Matters
              Schedule 3.14       --       Tax Matters
              Schedule 3.15       --       Litigation
              Schedule 6.14       --       Noncompetition Agreement
              Schedule 6.15       --       Post-Closing Programming Time
              Schedule 8.2(h)     --       Opinion of Seller's Counsel
              Schedule 8.3(d)     --       Opinion of Buyer's Counsel





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




                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of the 19th day of April, 1996, by and between Paxson Communications of Greensboro-16, Inc., a Florida corporation ("Buyer"), and Television Communications, Inc., a Michigan corporation and Debtor-In-Possession ("Seller").

                                    RECITALS

         A. Seller is the licensee of and owns and operates television station WAAP(TV), Burlington, North Carolina (the "Station"), pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Pursuant to Title 11 of the United States Code, Seller filed a Voluntary Petition for Chapter 11 Relief with the United States Bankruptcy Court for the Middle District of North Carolina, Greensboro Division on February 21, 1992, Case No. B-92-10853C-11G (the "Bankruptcy Proceeding").

         C. Seller has filed with such Bankruptcy Court a Second Plan of Reorganization Dated August 15, 1995 As Modified on November 7, 1995, and a Disclosure Statement for the Second Plan of Reorganization Dated August 15, 1995 As Modified on November 7, 1995.

         D. Seller desires to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement, and subject to the prior approval of the FCC and the Court.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1.  DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising time run on the Station by Seller prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are specifically designated as Contracts that are to be assumed by Buyer upon its purchase of the Station, (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (iii) time sales contracts entered into by Seller in compliance with Section 5.3.

         "Bankruptcy Code" means the United States Bankruptcy Code as set forth in Title 11 of the United States Code and in effect on February 21, 1992, together with any amendments thereto that are applicable to the Bankruptcy Proceeding.

         "Byrds" means C.R. Byrd and Margaret W. Byrd.

         "Byrds' Assets" means all of the Real Property and Tangible Personal Property (as those terms are defined below) held or owned by the Byrds.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Confirmation Order" shall mean an order of the Court in form and substance reasonably acceptable to Buyer and Buyer's counsel confirming the New Plan of Reorganization and the New Disclosure Statement (as those terms are defined in Section 6.2) and approving the sale of the Station's Assets to Buyer free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable) pursuant to the New Plan of Reorganization and Sections 363, 365 and 1129 of the Bankruptcy Code, and otherwise in accordance with the terms of this Agreement.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station, and (i) which are in effect on the date of this

Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "Court" means the United States Bankruptcy Court for the Middle District of North Carolina, Greensboro Division, or any other court with jurisdiction over the Bankruptcy Proceeding.

         "Escrow Agent" means First Union National Bank of Florida.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among Buyer, Seller and the Escrow Agent.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Station.

         "Final Order" means any action or order issued by the FCC or the Court setting forth the FCC Consent or the Confirmation Order, respectively, that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests has expired and, with respect to the FCC Consent, the time for the FCC to set aside the action on its own motion has expired.

         "Indemnification Escrow Agreement" means the Indemnification Escrow Agreement in the form of Schedule 2.4 to be entered into upon the Closing by Seller, Buyer and the Escrow Agent.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the business or operations of the

Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Station, whether owned or held by Seller or the Byrds, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Settlement Order" means the Order Approving Settlement of Adversary Proceeding entered by the Court on May 16, 1994 in response to the Motion for Order Approving Settlement of Adversary Proceeding filed with the Court on May 20, 1993.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Station, whether owned or held by Seller, Total Christian Television or the Byrds, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Total Christian Television" means Seller's affiliate, Jack Rehburg Ministries, d/b/a Total Christian Television.

SECTION 2.  PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Station, including, without limitation, the Byrds' Assets and all Tangible Personal Property held by Total Christian Television, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in
Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable) pursuant to the New Plan of Reorganization and Sections 363 and 365 of the Bankruptcy Code, including the following:

                 (a)      The Tangible Personal Property;

                 (b)      The Real Property;

                 (c)      The Licenses;

                 (d)      The Assumed Contracts;

                 (e) The Intangibles and all intangible assets of Seller relating to the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

                 (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station;

                 (g) The Accounts Receivable as of 11:59 p.m., local time, on the day prior to the Closing Date;

                 (h) All choses in action of Seller relating to the Station, other than those referred to in Section 2.2(e); and

                 (i) All books and records relating to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Seller's cash or cash equivalents on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto;

                 (b) All books and records that Seller is required by law to retain and that pertain to Seller's corporate organization;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                 (d)      All property listed on Schedule 2.2 hereto; and

                 (e) All choses in action of Seller relating to the Station that (i) are avoidance actions available to Seller under Sections 542 through 550 of the Bankruptcy Code, (ii) are equitable subordination actions available to Seller under Section 510(c) of the

Bankruptcy Code, and (iii) relate to the right of Seller to object to claims filed against Seller in the Bankruptcy Proceeding pursuant to Section 502 and any other applicable section of the Bankruptcy Code.

         2.3 Purchase Price. The Purchase Price for the Assets and the covenants of the Principals (as defined in Section 6.14) set forth in the Noncompetition Agreement referred to in Section 6.14 shall be Five Million Dollars ($5,000,000), adjusted as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual regulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                 (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon. Seller shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (ii) shall be certified by Seller to be true and complete in all material respects as of the dated thereof.

         2.4 Payment of Purchase Price. The Purchase Price, as adjusted, shall be paid as follows:

                 (a) Five Hundred Thousand Dollars ($500,000) of the Purchase Price shall be deposited with the Escrow Agent to be held and disbursed by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement; and

                 (b) The payment required by the terms of the Noncompetition Agreement shall be paid by Buyer to the Principals and the balance of the Purchase Price shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two (2) days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements,
(vii) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

         2.6 Sales Procedure. The sale of the Assets pursuant to this Agreement shall be done in accordance with the Bankruptcy Code including, but not limited to, Section 363(m), and such sale is intended to provide to Buyer all of the protection afforded by that section, and Seller agrees to specifically so state in the New Plan of Reorganization and/or any other applicable pleadings filed with the Court seeking authority to sell the Assets as contemplated by this Agreement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a Debtor-In-Possession under Chapter 11 of the Bankruptcy Code. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan and is duly qualified to conduct business as a foreign corporation in the State of North Carolina. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement, the Escrow Agreement, the Indemnification Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Station or any of the Assets. The organization, standing and authority of Seller is currently under the jurisdiction of the Court, and Seller is subject to the orders of the Court.

         3.2 Authorization and Binding Obligation. Except for the issuance of the Confirmation Order, the execution, delivery, and performance of this Agreement, the Escrow Agreement and the Indemnification Escrow Agreement by Seller have been duly authorized by all necessary actions on the part of Seller and its shareholder. This Agreement and the Escrow Agreement have been, and, upon the Closing, the Indemnification Escrow Agreement will be, duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms except as the enforceability of this Agreement, the Escrow Agreement and the Indemnification Escrow Agreement may be affected by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the Confirmation Order and the other Consents listed on Schedule 3.3, the execution, delivery, and performance by Seller of this Agreement, the Escrow Agreement and the Indemnification Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party;
(ii) will not conflict with any provision of the Articles of Incorporation or Bylaws of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller, the Byrds or Total Christian Television is a party or by which Seller, the Byrds, Total Christian Television or the Assets, including the Byrds' Assets and the Tangible Personal Property held by Total Christian Television, may be bound or affected; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Seller is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the

Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The Licenses are in full force and effect, and the conduct of the business and operations of the Station is in accordance therewith. Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. The Station's city of license, as determined by the FCC, is located within the Greensboro-Winston Salem-High Point Area of Dominant Influence as defined by the 1991-1992 Area of Dominant Influence Market Guide published by The Arbitron Co. and the Greensboro-Winston Salem-High-Point Designated Market Area as defined by the 1995 United States Television Household Estimates published by Nielsen Media Research. On or before June 17, 1993, Seller made a valid election of must carry with respect to each cable system located within the Station's Area of Dominant Influence. Except as disclosed on Schedule 3.4, no cable system has advised Seller of any signal quality or copyright indemnity or other prerequisite to cable carriage of the Station's signal, and no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). Schedule 3.5 accurately and completely identifies all of the Real Property owned or held by the Byrds. The Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted. Seller does not hold any fee simple Real Property interests. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. All Real Property (including the improvements thereon)
(i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Station, and (iii) complies with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property. All easements, rights-of-way, and real property licenses have been properly recorded in the appropriate public recording offices.

         3.6     Title to and Condition of Tangible Personal Property.
Schedule 3.6 lists all material items of Tangible Personal Property and accurately and completely identifies all of the Tangible Personal Property owned or held by the Byrds or Total Christian Television. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Station and any auxiliary broadcast facilities related to the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Assumed Contracts. Schedule 3.7 is a true and complete list of all Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which have not been prepaid and which may be canceled by the Station without penalty on not more than thirty days' notice. Seller has delivered to Buyer true and complete copies of all written Assumed Contracts, true and complete memoranda of all oral Assumed Contracts (including any amendments and other modifications to such Assumed Contracts), and a schedule summarizing Seller's obligations under trade and barter agreements relating to the Station. Other than the Contracts listed on Schedule 3.7 and cash programming contracts, Seller requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default.
Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in
Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided for in Section 6.1, the Confirmation Order provided for in Section 6.2 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all Intangibles. Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Station as now conducted.

         3.10 Financial Statements. Schedule 3.10 hereto contains a true and complete copy of Seller's Tax Return filed with the Internal Revenue Service for the fiscal year ended on June 30, 1995, and a true and complete copy of Seller's Monthly Report filed with the Court for the month of February, 1996. Such Tax Return and Monthly Report have been prepared from the books and records of Seller, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Station (which books, records and accounts are complete and correct in all material respects).

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in Schedule 3.11 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Station against all customary and foreseeable risks. During the past three years, no insurance policy of Seller on the Assets or the Station has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.12 Reports. All returns, reports, and statements that the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with. All of such returns, reports, and statements are substantially complete and correct as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.13    Personnel.

                 (a) Employees and Compensation. Schedule 3.13 contains a true and complete list of all employees of the Station, their job titles, date of hire, current salary and date and amount of last salary increase. Schedule
3.13 also contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of the Station and all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed by Seller at the Station, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies, and a description of all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed at the Station or any person now or formerly retained as an independent contractor at the Station. Seller has furnished Buyer with true and complete copies of all employee handbooks, employee rules and regulations, and summary plan descriptions of the written plans and arrangements listed in Schedule 3.13, and with descriptions, in writing, of the unwritten plans and arrangements listed in Schedule 3.13.
At Buyer's request, Seller will furnish Buyer with true and complete copies of all applicable plan documents, trust documents, and insurance contracts with respect to the plans and arrangements listed on Schedule 3.13. All employee benefits and welfare plans or arrangements listed in Schedule 3.13 were established and have been executed, managed and administered in accordance with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other laws. Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. No action, suit, or claim with respect to any of such plans or arrangements (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

                 (b) Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7. Seller has complied with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Seller's knowledge, threatened, between it and any employee (singly or collectively) of the Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To Seller's knowledge, there is no union campaign being conducted to represent employees of the Station or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

                 (c) Liabilities. Seller has no liability of any kind to or in respect of any employee benefit plan, including withdrawal liability under Section 4201 of ERISA. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code. Seller has not failed to make any required contributions to any employee benefit plan. The Pension Benefit Guaranty Corporation has not asserted that Seller has incurred any liability in connection with any such plan. No lien has been attached and no person has threatened to attach a lien on any property of Seller as a result of a failure to comply with ERISA.

         3.14 Taxes. Except as indicated on Schedule 3.14, Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. To the best of Seller's knowledge, there are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.15 Claims and Legal Actions. Except for the proceedings described on Schedule 3.15, and any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation. The Settlement Order is in full force and effect and has not been modified or supplemented in any respect. Neither Seller nor, to the best knowledge of Seller, any other party to the Settlement Order is in default of its obligations thereunder.

         3.16    Environmental Matters.

                 (a) Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership and operation of the Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership and operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership and operation of the Station (and Seller has not exposed any employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability) for any illness or personal injury to any employee.

                 (f) In connection with its ownership or operation of the Station, Seller has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its ownership and operation of the Station or, to the best of Seller's knowledge, after due investigation, by any other party on any Real Property.

         3.17 Compliance with Laws. Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station including, without limitation, all requirements under the Bankruptcy Code and all procedures required by the Court. Neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity.

         3.18 Conduct of Business in Ordinary Course. Since September 1, 1995, Seller has conducted the business and operations of the Station only in the ordinary course and has not:

                 (a) Suffered any material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station;

                 (b) Made any material increase in compensation payable or to become payable to any of the employees of the Station, or any bonus payment made or promised to any employee of the Station, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Station;

                 (c) Made any sale, assignment, lease, or other transfer of any of the Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (d) Canceled any debts owed to or claims held by Seller with respect to the Station, except in the normal and usual course of business;

                 (e) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Station; or

                 (f) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station.

         3.19 Byrds' Assets; Transactions with Affiliates. Except for the Byrds' Assets identified on Schedules 3.5 and 3.6 and the Tangible Personal Property held by Total Christian Television and identified on Schedule 3.6, neither the Byrds nor Total Christian Television own or hold any other assets or properties used or useful in connection with the conduct of the business or operations of the Station. Except as disclosed in Schedule 3.6, Seller has not been involved in any business arrangement or relationship relating to the Station with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.20 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in the State of North Carolina. Buyer has all requisite power and authority to execute and deliver this Agreement, the Escrow Agreement, the Indemnification Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement, the Escrow Agreement and the Indemnification Escrow

Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement and the Escrow Agreement have been, and, upon the Closing, the Indemnification Escrow Agreement will be, duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement, the Escrow Agreement and the Indemnification Escrow Agreement may be affected by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the Confirmation Order and the other Consents, the execution, delivery, and performance by Buyer of this Agreement, the Escrow Agreement, the Indemnification Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both):
(i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Station diligently in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station, except in accordance with past practices.

         5.3 Contracts. Seller will not enter into any contract or commitment relating to the Station or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for cash time sales agreements made in the ordinary course of business. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule 3.5 and Schedule 3.6, which, upon the Closing and pursuant to the Confirmation Order, shall be transferred to the portion of the proceeds from the sale of the Assets that is not paid to the Escrow Agent pursuant to Section 2.4(a), (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.6 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.7 Rights. Seller shall not waive any right relating to the Station or any of the Assets. Seller shall not cause, by any act or failure to act, any cable system located within the Station's Area of Dominant Influence to refuse to carry the Station's signal.

         5.8 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.9 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection, including inspections incident to the environmental study described in Section 6.6 and the engineering study described in Section 6.7, and will furnish or cause to be furnished to Buyer or its authorized representatives all information relating to the Bankruptcy Proceeding and all other information with respect to the affairs and business of the Station that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Station).

Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its sole judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.10 Maintenance of Assets. Seller shall use its best efforts and take all reasonable actions to maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.11 Insurance. Seller shall maintain the existing insurance policies on the Station and the Assets.

         5.12 Consents. Seller shall obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. To the extent the approval of the Court is required in connection with the assignment and assumption of any Assumed Contract pursuant to Section 365 and Bankruptcy Rule 6006 or any other applicable Bankruptcy Code sections or rules, Seller shall use its best efforts to obtain such approval. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use it best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may request.

         5.13 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.14 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Station, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.15 Financial Information. Seller shall furnish to Buyer within thirty (30) days after the end of each month between the date of this Agreement and the Closing Date, a copy of the Monthly Report filed with the Court pursuant to local Bankruptcy Rules for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. Such Monthly Report shall contain a cash flow statement prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied and shall accurately reflect the books, records and accounts of the Station and shall be complete and correct in all material respects.

         5.16 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station including, without limitation, all requirements under the Bankruptcy Code and all procedures required by the Court.

         5.17 Financing Leases. Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.18 Programming. Seller shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Station, or make any other material change in the Station's programming policies, except such changes as in the good faith judgment of the Seller are required by the public interest.

         5.19 Preservation of Business. Seller shall use its best efforts to preserve the business and organization of the Station and use its best efforts to keep available to the Station its present employees and to preserve the audience of the Station and the Station's present relationships with suppliers, advertisers, and others having business relations with it, to the end that the business, operations, and prospects of the Station shall be unimpaired at the Closing Date. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Station shall be maintained.

         5.20 Collection of Accounts Receivable. Seller shall collect the Accounts Receivable of the Station only in the ordinary course consistent with its past practices and will not take any action designed or likely to accelerate the collection of its Accounts Receivable.

         5.21 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Station and consider for employment all personnel recommended by Buyer for such vacant positions.

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement unless the Court prohibits the filing of such application within such specified period, in which event Seller and Buyer shall file the application for FCC Consent as soon as the Court may allow. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

         6.2     Confirmation Order.

                 (a) The purchase and sale of the Assets pursuant to this Agreement are subject to the prior approval of the Court.

                 (b) Within six (6) business days after the execution of this Agreement, Seller shall submit to Buyer drafts of a Modified Plan of Reorganization (the "New Plan of Reorganization") and a Modified Disclosure Statement (the "New Disclosure Statement") setting forth, among other things, the terms and conditions of this Agreement. Buyer shall have three (3) business days following receipt of such drafts to submit to Seller any proposed modifications to the New Plan of Reorganization and New Disclosure Statement. Within one

(1) business day after receipt of such modifications, Seller shall file with the Court the New Plan of Reorganization and New Disclosure Statement in form and substance reasonably acceptable to Buyer and Buyer's counsel. Seller shall use its best efforts to obtain as expeditiously as possible the Court's approval of the New Disclosure Statement and the entry of the Confirmation Order. Seller shall comply with all requirements imposed by the Bankruptcy Code and the Court in connection with the approval of the New Disclosure Statement and the entry of the Confirmation Order, including, without limitation, providing appropriate notice of the transactions contemplated by this Agreement to all known creditors of Seller. Seller shall oppose any objections to the issuance of the Confirmation Order and any requests for reconsideration or review of the Confirmation Order and any appeals therefrom.

                 (c) Upon confirmation of the New Plan of Reorganization, Seller will use its best efforts to cause the Byrds to reconvey to Seller, as expeditiously as possible following such confirmation, the Byrds' Assets in accordance with the terms of the Settlement Order.

                 (d) Seller shall immediately provide Buyer with copies of all judgments, decisions or orders issued by the Court after the date hereof in the Bankruptcy Proceeding and all pleadings or other documents filed by any party after the date hereof in the Bankruptcy Proceeding, and shall immediately notify Buyer in writing of all material developments in the Bankruptcy Proceeding.

         6.3 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.4     Risk of Loss.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

                 (b) If any damage or destruction of the Assets or any other event occurs which (i) causes the Station to cease broadcasting operations for a period of seven or more days or (ii) prevents in any material respect signal transmission by the Station in the normal and usual manner and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder by providing written notice to Seller no later than five (5) business days following Buyer's receipt from Seller of written notice of any event described in clause (i) or (ii), in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

         6.5 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.6 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Station. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Seller as soon as practicable, but in no event later than the date of the confirmation hearing for the New Plan of Reorganization.

         6.7 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the survey discloses any material deficiencies in the operations or equipment of the Station, Buyer shall so notify Seller as soon as practicable, but in no event later than the date of the confirmation hearing for the New Plan of Reorganization.

         6.8 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.9     Title Insurance and Surveys.

                 (a) Title Insurance on Fee Property. With respect to each parcel of Real Property that Seller owns, Buyer will obtain, at Buyer's expense, at or prior to Closing, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to Buyer), issued by a title insurer satisfactory to Buyer, in an amount equal to the fair market value of the property and any improvements thereon, insuring title to such parcel to be in the name of Buyer as of the Closing, subject only to liens or encumbrances expressly permitted by this Agreement.

                 (b) General Requirements as to Title Insurance Policies. Each title insurance policy obtained by Buyer pursuant to this Agreement shall
(1) insure title to the Real Property described in the policy and all recorded easements benefitting such Real Property, (2) contain an "extended coverage endorsement" insuring over the general exceptions customarily contained in title policies, (3) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (4) contain an endorsement insuring that the Real Property described in the policy is the same real estate shown in the survey delivered with respect to such property, (5) contain an inflation endorsement, (6) contain a "contiguity" endorsement with respect to any Real Property consisting of more than one record parcel, and (7) not be subject to any survey exception or any defect or encroachment disclosed by a survey delivered with respect to the property.

                 (c) Surveys. With respect to each parcel of Real Property, as to which a title insurance policy is to be procured pursuant to this Agreement, Buyer will procure, at Buyer's expense, a current survey of the parcel, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

         6.10 Sales Tax Filings. Seller shall continue to file North Carolina sales tax returns with respect to the Station in accordance with Seller's past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.11 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

         6.12 Appraisal. Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by an appraisal firm selected and paid for by Buyer with experience in the valuation and appraisal of television station assets.

         6.13 Broker. Buyer and Seller each represents and warrants to the other that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except for a commission payable to The Connely Co. by Seller. Upon the Closing, Buyer agrees to cause $150,000 of the Purchase Price to be paid for the benefit of Seller to The Connely Co.

         6.14    Noncompetition Agreement.  At Closing, Buyer and Jack Rehburg,
L. Steven Rehburg and Jeffri L. Rehburg (collectively, the "Principals") shall enter into a Noncompetition Agreement in the form of Schedule 6.14 and $500,000 of the Purchase Price shall be allocated to the covenants of the Principals set forth therein.

         6.15    Post-Closing Programming Time.   Buyer agrees to make
available to Total Christian Television during the period commencing after the Closing and ending on the fifth anniversary of the Closing a daily, one-hour block of programming time on the Station upon the terms and conditions set forth in Schedule 6.15.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
            AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under

Section 6.1 hereof, Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License, including, without limitation, any renewal of any FCC License for less than a full eight-year term, that could have an adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending or threatened the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station.

                 (h) Court Approval. The Court shall have entered the Confirmation Order and the Confirmation Order shall have become a Final Order.

                 (i) Other Assets. The Byrds' Assets and the Tangible Personal Property held by Total Christian Television shall have been reconveyed to Seller pursuant to such deeds, bills of sale and other documents that are acceptable in form and substance to Buyer and Buyer's counsel.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (e) Court Approval. The Court shall have entered the Confirmation Order.

         7.3 Renewal of FCC Licenses. Notwithstanding anything in this Agreement to the contrary, if the Closing shall not have occurred prior to August 1, 1996, then Buyer, at its option in its sole discretion, may elect upon written notice to Seller to either (i) postpone the Closing until the FCC's grant of the renewal of the FCC Licenses shall have become a Final Order and enter into a Time Brokerage Agreement with Seller in form and substance reasonably acceptable to Buyer and Seller, or (ii) complete the transactions contemplated by this Agreement, if the FCC permits the substitution of the Buyer for the Seller in the application for the renewal of the FCC Licenses.

SECTION 8.  CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five (5) days' written notice to Seller, that is (1) not earlier than the first business day after the grant of the FCC Consent, and (2) no later than ten (10) business days after the date the FCC Consent has become a Final Order. If Buyer fails to specify the date for Closing, prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing will take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets, including, without limitation, the Byrds' Assets and the Tangible Personal Property held by Total Christian Television, in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable) pursuant to the New Plan of Reorganization and Sections 363 and 365 of the Bankruptcy Code;

                 (b) Estoppel Certificates. Estoppel certificates of those parties to the Assumed Contracts listed in Schedule 3.7 that are designated to indicate that estoppel certificates are required under this paragraph;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by its President, certifying (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Tax, Lien, and Judgment Searches. Results of a search for tax, lien, and judgment filings in the Secretary of State's records of the State of Michigan, the State of North Carolina, as well as the records of those counties in North Carolina in which any of the Assets are located, such searches having been made no earlier than fifteen (15) days prior to the Closing Date;

                 (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operations;

                 (g) Accounts Receivable. A complete and accurate list of the Station's Accounts Receivable as of a date no more than five (5) business days prior to the Closing Date, including, with respect to each of the Accounts Receivable, the account number, date of issuance, name and address of account debtor, aggregate amount, and balance due;

                 (h) Opinions of Counsel. Opinions of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(h) hereto;

                 (i) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.14, duly executed by the Principals;

                 (j) Lenders Certificates. Such certificates and confirmations to Buyer's lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder;

                 (k) Confirmation Order. A certified copy of the Confirmation Order; and

                 (l)      Indemnification Escrow Agreement.  The
Indemnification Escrow Agreement duly executed by Seller and the Escrow Agent.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 (a) Purchase Price. The Purchase Price, less the payment specified in Section 8.3(e) below, as provided in Section 2.4;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date.

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President or Secretary, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

                 (e) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.14 duly executed by Buyer and the payment of $500,000 to the Principals thereunder.

                 (f)      Indemnification Escrow Agreement.  The
Indemnification Escrow Agreement duly executed by Buyer and the Escrow Agent.

SECTION 9.  TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by March 1, 1997.

                 (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement within fifteen days after Buyer received written notice of such breach from Seller.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by March 1, 1997.

                 (d) Interruption of Service. If any event shall have occurred that prevented signal transmission of the Station in the normal and usual manner for a continuous period of seven days.

                 (e) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in Section 6.6, no later than the date of the confirmation hearing for the New Plan of Reorganization, and the cause thereof shall not have been remedied prior to the Closing Date.

                 (f) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 6.7, no later than the date of the confirmation hearing for the New Plan of Reorganization, and the cause thereof shall not have been remedied prior to the Closing Date.

                 (g) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement within fifteen days after Seller received written notice of such breach from Buyer.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the payment to Seller of $250,000 pursuant to Section 9.4 below shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of Two Hundred Fifty Thousand Dollars ($250,000) is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity.

         9.4 Escrow Deposit. Buyer has deposited with Escrow Agent the sum of Two Hundred Fifty Thousand Dollars ($250,000) in accordance with the Escrow Agreement. All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (b)      If this Agreement is terminated pursuant to Section
9.1 or 9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then all amounts held by the Escrow Agent pursuant to the Escrow Agreement shall be disbursed to or at the direction of Seller as liquidated damages under Section 9.3 above and any interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed by the Escrow Agent to or at the direction of Buyer.

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of nine (9) months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4    Indemnification Fund; Procedure for Indemnification.

                 (a) The portion of the Purchase Price deposited by Buyer with the Escrow Agent at Closing pursuant to Section 2.4(a) plus all interest earned thereon (the "Indemnification Fund") shall be applied to pay Buyer's claims for indemnification under this Section 10. The procedure for indemnification shall be as set forth in this Section 10.4 and Section 3 of the Indemnification Escrow Agreement.

                 (b) The party claiming indemnification (the "Claimant") shall promptly give written notice of the claim to the party from whom indemnification is claimed (the "Indemnifying Party") and, if Buyer is the Claimant, to the Escrow Agent, whether involving a claim between the parties or brought by a third party, specifying (1) in reasonable detail the factual basis for the claim, (2) the amount of the Indemnification Fund to be reserved against the Claim (if Buyer is the Claimant) and (3) that Buyer has given a copy of such notice to the Escrow Agent (if Buyer is the Claimant). If the claim relates to an action, suit, or proceeding filed by a third party against the Claimant, such notice shall be given by the Claimant within five days after written notice of such action, suit, or a proceeding was given to the Claimant. Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If Buyer is the Claimant, and Buyer and Seller agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, Seller and Buyer shall immediately give the Escrow Agent joint written instructions to disburse to Buyer such portion of the Indemnification Fund as shall be necessary to reimburse Buyer for such claim. If Seller is the Claimant, and Buyer and Seller agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, Buyer shall reimburse Seller for such claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek from the Court an appropriate remedy at law or equity.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnifications rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant, although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

         10.7 Administrative Expense. In the event that Buyer makes a claim against Seller pursuant to this Section 10, Seller acknowledges and agrees that such a claim shall constitute an administrative expense under Section 503 of the Bankruptcy Code.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by the Seller. Buyer and Seller shall each pay one-half of any fees payable to the Escrow Agent and all filing fees required by the FCC in connection with the FCC Consent. The filing fee currently imposed by the FCC for the application required to obtain the FCC Consent is $645. The Escrow Agent currently charges a $500 acceptance fee and a $1500 annual fee to act as escrow agent under the terms of the Escrow Agreement and Indemnification Escrow Agreement. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, Seller shall pay all brokerage fees or commission payable to The Connely Co., and each party shall be responsible for all fees or commissions payable to any other finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Jurisdiction. All matters concerning this Agreement, including, but not limited to, the interpretation, enforcement, or alleged breach of this Agreement or any other dispute between the parties concerning this Agreement, are recognized as affecting the administration of the Bankruptcy Proceeding and, as such, the resolution of the same would be a "core proceeding" as that term is defined in 28 U.S.C. Section 157. As a core proceeding, Seller and Buyer agree that the Court has the exclusive jurisdiction over any such interpretation, enforcement, alleged breach or other dispute as it relates to this Agreement.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

         If to Seller:            Jack Rehburg, President
                                  Television Communications, Inc.
                                  5235 Mountain Trail
                                  P.O. Box 16
                                  Snowcamp, N.C.  27349

         With a copy to:          James K. Talcott, Esq.
                                  Ivey, Ivey, McClellan & Gatton, L.L.P.
                                  121 South Elm Street
                                  Greensboro, N.C.  27401

         If to Buyer:             Lowell W. Paxson, Chairman
                                  Paxson Communications Corporation
                                  601 Clearwater Park Road
                                  West Palm Beach, FL  33401

         With a copy to:          John R. Feore, Jr., Esq.
                                  Dow, Lohnes & Albertson
                                  A Professional Limited Liability Company
                                  1200 New Hampshire Avenue, N.W.
                                  Suite 800
                                  Washington, D.C.  20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Seller's prior approval in which event Buyer shall have no further obligation hereunder and Buyer may collaterally assign its rights and interests hereunder to its lenders without seeking or obtaining Seller's prior approval. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all references to"Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                       PAXSON COMMUNICATIONS OF
                                       GREENSBORO-16, INC.




                                       By: /s/ Lowell W. Paxson
                                           -------------------------
                                           Name: Lowell W. Paxson
                                           Title:



                                       TELEVISION COMMUNICATIONS, INC




                                       By: /s/ Jack Rehburg
                                           -------------------------
                                           Name: Jack Rehburg
                                           Title: